Exhibit 10.4

EXECUTION VERSION

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made as of March 16, 2021 by and among eToro Group Ltd., a company organized under the laws of the British Virgin Islands (the “Company”), each of the parties listed on Schedule I hereto (each, an “eToro Equity Holder” and collectively, the “eToro Equity Holders”), FinTech Investor Holdings V, LLC, a Delaware limited liability company (“FinTech Investor”), and FinTech Masala Advisors V, LLC, a Delaware limited liability company (“FinTech Masala” and, together with FinTech Investor, the “Sponsors,” and together with the eToro Equity Holders, collectively, the “Holders”).

WHEREAS, prior to the execution of this Agreement, the Company, Buttonwood Merger Sub Corp., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and FinTech Acquisition Corp. V, a Delaware corporation (“SPAC”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, on the terms and subject to the conditions set forth therein, at the Effective Time, Merger Sub will merge with and into SPAC, with SPAC surviving as a direct, wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS, as of the date of this Agreement, the Sponsors collectively hold (i) 8,546,667 shares of SPAC Class B Stock (the “Sponsor Class B Shares”) and (ii) 640,000 SPAC Private Units purchased in a private placement concurrently with SPAC’s initial public offering, consisting of 640,000 shares of SPAC Class A Stock (the “Sponsor Class A Shares” and together with the Sponsor Class B Shares, the “Sponsor Shares”) and Private Placement Warrants to purchase 213,333 shares of SPAC Class A Stock in the aggregate; and

WHEREAS, pursuant to the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto desire to enter into this Agreement, pursuant to which the Lock-Up Shares (as defined below) that are held by the Holders shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

(a) “Insider Letter” means that certain letter agreement, dated as of December 3, 2020, among SPAC, the Sponsors and the Insiders (as such term is defined therein).

(b) “Liquidation Event” means a liquidation, merger, capital stock exchange, reorganization, sale of all or substantially all assets or other similar transaction involving the Company upon the consummation of which holders of Company Common Shares would be entitled to exchange their Company Common Shares for cash, securities or other property.

(c) “Lock-Up Period” means (i) with respect to the eToro Equity Holders, the period beginning on the Closing Date and ending on the earlier of (A) the date that is one hundred and eighty (180) days following the Closing Date and (B) the date on which the Stock Price equals or exceeds $12.50 for any 20 Trading Days within any 30 consecutive Trading Day period commencing on the Closing Date and (ii) with respect to the Sponsor Holders, the period beginning on the Closing Date and ending on the earlier of (A) the date that is one (1) year following the Closing Date and (B) the date on which the Stock Price equals or exceeds $12.50 for any 20 Trading Days within any 30 consecutive Trading Day period; provided, however that the Lock-Up Period applicable to the Sponsors shall not be lifted pursuant to this clause (ii)(B) prior to the date that is one hundred and eighty (180) days following the Closing Date.

(d) “Lock-Up Shares” means (i) with respect to the eToro Equity Holders, the Company Common Shares held by such eToro Equity Holders as of immediately following the Stock Split and prior to the Pre-PIPE Conversion and (ii) with respect to the Sponsor Holders, the Company Common Shares issuable to the Sponsors as Merger Consideration in respect of the Sponsor Shares.

(e) “Permitted Transferee” means (subject to compliance with Section 2(b)): (i) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses or domestic partners and siblings), (ii) any entities controlled by, controlling or under common control with such Holder, (iii) any trust for the direct or indirect benefit of Holder or the immediate family of Holder, (iv) if Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (v) if Holder is an entity, any direct or indirect partners, members or equity holders of Holder, any affiliate (as defined in Rule 405 promulgated under the Securities Act) of Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates (for the avoidance of doubt, a managed account managed by the same investment manager of any member of either Sponsor shall be deemed an affiliate of such member), or (vi), to the extent not already permitted pursuant to the preceding clauses (i) through (v), to any Person described in clauses 2(a) through 2(f), 2(h) or 2(k) of Section 3(d) of the Insider Letter.

(f) “Sponsor Class A Lock-Up Shares” means Sponsor Lock-Up Shares that were issued to Sponsors in the Merger in respect of the Sponsor Class A Shares.

(g) “Sponsor Closing Date Hypothetical Tax Liability” means the result of (A) (i) 36.5% multiplied by (ii) the result of (x) the number of Sponsor Lock-Up Shares held by Sponsor Holders on the Closing Date after giving effect to the Closing (other than, if the Closing occurs on or prior to December 3, 2021, the Sponsor Class A Lock-Up Shares) multiplied by the Stock Price on the Closing Date, minus (y) if the Closing occurs after December 3, 2021, $6,400,000, plus, if the closing occurs on or before December 3, 2021, (B) (i) 53.5% multiplied by (ii) the result of (x) the number of Sponsor Class A Lock-Up Shares held by Sponsor Holders on the Closing Date after giving effect to the Closing multiplied by the Stock Price on the Closing Date, minus (y) $6,400,000.

(h) “Sponsor Release Date Hypothetical Tax Liability” means (i) the result of (A) 53.5% multiplied by (B) the result of (x) the number of Sponsor Lock-Up Shares being released from restrictions on transfer under this Agreement on the Sponsor Early Release Date (which the parties acknowledge requires an iterative calculation) multiplied by (y) the positive difference between the Stock Price on the Trading Day immediately preceding the Sponsor Early Release Date and the Stock Price on the Closing Date, or (B) zero ($0.00), if the Stock Price on the Trading Day immediately preceding the Sponsor Early Release Date is less than or equal to the Stock Price on the Closing Date.

(i) “Sponsor Early Release Date” means (i) if the Closing Date occurs on or prior to November 30, 2021, December 1, 2021; or (ii) if the Closing Date occurs during the month of December 2021, the close of the Trading Day on the Closing Date, or (iii) if the Closing Date occurs after December 31, 2021, June 30, 2022.

(j) “Sponsor Early Release Shares” means the number of Sponsor Lock-Up Shares equal to (i) the Sponsor Closing Date Hypothetical Tax Liability plus the Sponsor Release Date Hypothetical Tax Liability (if any), divided by (ii) the Stock Price on the Trading Day immediately preceding the Sponsor Early Release Date.

(k) “Sponsor Holder” means each Sponsor and its Permitted Transferees.

(l) “Sponsor Lock-Up Shares” means the Lock-Up Shares of each Sponsor Holder; provided that, solely for purposes of Section 2(a)(ii) (of this Agreement) and Section 1.2(b)(iv) of the Surrender and Restriction Agreement, the term “Sponsor Lock-Up Shares” shall exclude any Restricted Shares (as defined in the Surrender and Restriction Agreement).

(m) “Stock Price” means, on any Trading Day on or after the Closing Date, the closing sale price per Company Common Share reported as of 4:00 p.m., New York, New York time on such Trading Day, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually selected by the Holders holding a majority of the Lock-Up Shares and the Company).

(n) “Trading Day” means any day on which Company Common Shares are tradeable on the principal securities exchange or securities market on which Company Common Shares are then traded.

(o) “Transfer” means, directly or indirectly, the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or other disposition of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, Lock-Up Shares, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

Section 2. Lock-Up.

(a) Subject to Section 2(b), each Holder, severally (and not jointly and severally), hereby agrees that such Holder shall not Transfer any Lock-Up Shares or any instruments exercisable or exchangeable for, or convertible into, such Lock-Up Shares until the end of the Lock-Up Period; provided, however, that the lock-up restriction set forth in this Section 2(a) shall not apply to:

(i) a Transfer of any Lock-Up Shares held by any Sponsor Holder if the Company notifies such Sponsor Holder in writing that the Company has determined to release the lock-up restriction imposed on such Sponsor Holder prior to expiration of the applicable Lock-Up Period; or

(ii) if the Sponsor delivers the notice in accordance with Section 2(g), a number of Sponsor Early Release Shares equal to the product of (A) the Sponsor Early Release Shares and (B) a fraction, the numerator of which is the number of Sponsor Lock-Up Shares, and the denominator of which is the sum of the number of Sponsor Lock-Up Shares and the number of Restricted Shares (with the number of Sponsor Early Release Shares released from restriction hereunder being allocated among the Sponsor Holders in such manner as is elected in a writing delivered to the Company by FinTech Masala; provided that if no such election is made prior to the Sponsor Early Release Date, then such allocation shall be pro rata among the Sponsor Holders based on the number of Sponsor Lock-Up Shares held by each Sponsor Holder); provided, further that in no event shall the number of shares released under this clause (ii) exceed the number of Sponsor Lock-Up Shares.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the lock-up restrictions set forth in Section 2(a) shall not apply to a Transfer of any or all of the Lock-Up Shares held by a Holder (i) to any Permitted Transferee of such Holder, (ii) by will or intestate succession upon the death of such Holder, (iii) by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement, or (iv) in connection with a Liquidation Event; provided, that in the case of clauses (i), (ii) or (iii), it shall be a condition to such Transfer that the transferee executes and delivers to the Company a joinder agreement, duly executed by such transferee and substantially in the form attached hereto as Exhibit A, stating, among other things, that such transferee shall receive and hold the Lock-Up Shares subject to the provisions of this Agreement applicable to the transferring Holder, and there shall be no further Transfer of such Lock-Up Shares except in accordance with the terms of this Agreement.

(c) If any Transfer is made or attempted in violation of or contrary to the terms of this Agreement (a “Prohibited Transfer”), such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Lock-Up Shares as one of the Company’s equity holders for any purpose. In order to enforce this Section 2(c), the Company may impose stop-transfer instructions with respect to the Lock-Up Shares of a transferring Holder until the end of the Lock-Up Period, except in compliance with the restrictions set forth in this Agreement.

(d) If, between the Closing and a Liquidation Event, the outstanding Company Common Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction affecting the outstanding Company Common Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Common Shares will be equitably adjusted for such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction. Any adjustment under this Section 2(d) shall become effective at the date and time that such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction became effective. For the avoidance of doubt, no change of units or shares pursuant to the transactions contemplated by the Merger Agreement (including the automatic exercise of any Price Adjustment Rights) shall constitute a stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or similar transaction requiring an equitable adjustment.

(e) The restrictions set forth in this Agreement shall not limit the rights of a Holder to exercise such Holder’s rights as a stockholder of the Company during the Lock-Up Period, including the right to vote any Lock-Up Shares.

(f) Each of the Sponsors and the Company acknowledge that, in addition to the lock-up restrictions in Section 2(a), certain of the Sponsor Lock-Up Shares are subject to certain additional transfer restrictions as set forth in the Sponsor Share Surrender and Share Restriction Agreement, dated as of the date hereof, by and among the Company and the Sponsors (the “Surrender and Restriction Agreement”). Promptly upon the expiration or termination of the Lock-Up Period with respect to any Lock-Up Shares (taking into account restrictions under the Surrender and Restriction Agreement), the Company will promptly cause any restrictive legends to be removed from the certificates evidencing such Lock-Up Shares, including by promptly delivering such instructions letters, opinions and other information and deliveries in respect thereof as may be requested by the Company’s transfer agent.

(g) On or prior to the Sponsor Early Release Date, FinTech Masala may cause the Sponsor Early Release Shares to be released from the transfer restrictions pursuant to this Agreement by delivering to the Company, on behalf of the Sponsor Holders, a written notice requesting such release, the delivery of which shall constitute the confirmation of the Sponsor Holders that there is a legitimate business purpose in connection with the Merger in respect of such release.

Section 3. Termination. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect. If the Closing takes place, the provisions of this Agreement, other than this Section 3 and Section 8, shall terminate and be of no further force or effect upon the first to occur of (i) the five (5) year anniversary of the Closing Date, (ii) the date of a Liquidation Event and (iii) the date that all of the Lock-Up Shares are no longer subject to the lock-up restrictions set forth in Section 2(a).

Section 4. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties further agree that each party shall be entitled to seek specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each party hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, the first party will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Section 5. Entire Agreement. This Agreement, the Merger Agreement and the Surrender and Restriction Agreement together constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations, both written and oral, by or among the parties hereto with respect to the subject matter hereof.

Section 6. Waiver. Except as otherwise expressly provided herein, no delay, failure or waiver by any party to exercise any right or remedy under this Agreement and no partial or single exercise of any such right or remedy, will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor will any single or partial exercise of such right or remedy limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy. For purposes of this Agreement, no course of dealing among any or all of the parties shall operate as a waiver of the rights or remedies hereof. The rights and remedies herein provided are exclusive, and not cumulative, of any rights or remedies provided by applicable Legal Requirement. No provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such provision as contemplated herein.

Section 7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date of delivery if delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) when sent, if delivered by email (provided that no “error message” or other notification of non-delivery is generated); or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to the Sponsors, to:

2929 Arch Street, Suite 1703

Philadelphia, PA 19104-2870

Attention:	Amanda Abrams
Phone:	+215-701-9555
Email:	aabrams@cohenandcompany.com

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attention:	Todd A. Hentges
Timothy Rupp
Jeffrey A. Letalien

Telephone:	+1-215-963-5000
Facsimile:	+1-215-963-5001
Email:	todd.hentges@morganlewis.com
timothy.rupp@morganlewis.com
jeffrey.letalien@morganlewis.com

if to the Company, to:

eToro Group Ltd.

30 Sheshet Hayamim St., Bnei Brak, Israel 5120261

Attention:	Yoni Assia
Phone:	+972-73-265-6600
Email:	yoni@etoro.com

with a copy to (which shall not constitute notice):

eToro Group Ltd.

30 Sheshet Hayamim St., Bnei Brak, Israel 5120261

Attention:	Debbie Kahal
Phone:	+972-73-265-6600
Email:	legal@etoro.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:	David Goldschmidt
Sven Mickisch
Maxim Mayer-Cesiano
Telephone:	+1-212-735-3574
+1-212-735-3554
+1-212-735-2297
Email:	david.goldschmidt@skadden.com
sven.mickisch@skadden.com
maxim.mayercesiano@skadden.com

and

Meitar | Law Offices

16 Abba Hillel Rd.

Ramat Gan, 5250608, Israel

Attention:	Dan Shamgar
Jonathan Irom
Phone:	+972-3-610-3171
+972-3-610-3183
Email:	dshamgar@meitar.com
jonathani@meitar.com

if to eToro Equity Holder, to the address set forth underneath eToro Equity Holder’s name on the signature page hereto.

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 8. Miscellaneous.

(a) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. Section 11.7 and Section 11.8 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

(b) Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

(c) Counterparts. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same document and shall become effective when multiple counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties hereto need not sign the same counterpart. Delivery by electronic transmission to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

(d) Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Assignment; Successors and Assigns; No Third Party Rights. No party hereto may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the foregoing sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any purported assignment or delegation made in violation of this provision shall be void and of no force or effect.

(f) Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ETORO GROUP LTD.

By:
Name:
Title:

FINTECH INVESTOR HOLDINGS V, LLC

By:
Name:
Title:

FINTECH MASALA ADVISORS V, LLC

By:
Name:
Title:

[Signature Page to the Lock-Up Agreement]

[ETORO EQUITY HOLDER]:

By:
Name:
Title:

Addresses for Notices:

Holder	Address:
Attention:
Email:

With a copy to:	Address:
Attention:
Email:

[Signature Page to the Lock-Up Agreement]

SCHEDULE I

eToro Equity Holders

EXHIBIT A

Form of Joinder to Lock-Up Agreement